Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.	Exhibit 10.27

AMENDMENT TO:
SUPPLY AGREEMENT BY AND BETWEEN N.V. ORGANON AND BIODEL
DATED 4 APRIL 2005

Dear Gerard,

Based upon recent discussions between Biodel and Organon it is understood that Biodel has requested to delay 2011 purchases due to regulatory matters that have impacted the anticipated timing the commercial launch of Linjeta (formerly known as Viaject). Pursuant to Biodel’s revised development plan for Linjeta, Biodel now expects to complete phase 1 clinical trials in [**], phase 2 clinical trials by the [**], and phase 3 clinical trials by the [**]. Therefore, Biodel’s purchases of Product are expected to resume in the [**], at which time the purchase price will be re-calculated which means that the last price of €[**] will then be adjusted by using the percent (%) increase (or decrease as the case may be) in the Chemical Wage Index between July 2011 and July 2014. Terms of Pricing; Payment (Section 7 of the Supply Agreement) will remain in effect. Both parties desire to extend the current Supply Agreement as described below. Biodel requests an extension of the Supply Agreement as well as a delay to purchase to assure supply for commercialization of Linjeta. Biodel indicated an annual need of [**] per year, as from launch.

The parties hereby amend the Supply Agreement and agree as follows:

•        Parties agree to an extension of the Supply Agreement until 30 June 2018.

•       Article 11.2(a) is deleted in its entirety and replaced with: “At Will. Either Party may terminate this Agreement taking into regard a period of notice of six (6) months. Organon shall during the notice period or the remainder of the term (if different) however, subject to Organon’s manufacturing capabilities, supply Biodel with such reasonable additional quantities of the Product concerned as Biodel may order for the purpose of covering its requirements (taking into account the average order volumes placed for the Product in the 2 years prior to such notice).”

•       Article 1.2 (b) is deleted in its entirety and replaced with: “For Cause. Either Party shall have the right to terminate this Agreement for cause with immediate effect if the other Party materially breaches this Agreement and fails to cure such material breach within [**] after receiving written notice that specifies the particulars of such breach.”

•       Article 11.2 (c) is deleted in its entirety and replaced with: “Force Majeure. Either Party shall have the right to terminate this Agreement in accordance with § 13.13.”

•       Article 11.2 (d) is deleted in its entirety and replaced with: “Business Circumstances. Either Party shall have the right to terminate this Agreement with immediate effect in the event of the other Party’s liquidation, bankruptcy or state of insolvency.”

•       Biodel will purchase, beginning in the third calendar quarter of 2014, a Fixed Quarterly Quantity of [**] for the term of the Supply Agreement. The first paragraph of § 4.1 (a) of the Agreement is deleted In its entirety and replaced with Exhibit A hereto.

•       In addition to Article 4.2 of the Supply Agreement the following clause will be inserted: “At any time Biodel may request for additional quantity of Product. Following such a request Organon may, at its discretion, submit an offer to Biodel for any additional quantity of Product it would be willing to supply to Biodel. Biodel has the right to accept such offer within [**] of its receipt thereof by submitting a Purchase Order in accordance with § 4.3 of the Supply Agreement.”

•       In consideration for Organon to agree on a decrease of Fixed Quarterly Quantity as set out here above Biodel agrees to the following:

○      To assist Organon in the marketing of their Rec-Insulin API Biodel, upon request, agrees to submit to the US Food and Drug Administration a letter of authorization allowing the FDA reviewers to refer to the Viaject IND 70951 relative to applications filed on behalf of Organon customers filing drug applications that use the Organon recombinant human insulin. The letters of authorization will be limited to the review of immunogenicity data generated in phase 3 clinical studies of Viaject.

○      To provide a written summary of immunogenicity data presented in the Viaject IND specifically for presentation to potential Organon customers.

•       Notwithstanding anything to the contrary in the Supply Agreement, in the event that Organon terminates the Supply Agreement pursuant to Article 11.2(a) (as such article is amended pursuant to this letter agreement), Biodel may, at its option and upon written notice, purchase from Organon up to [**] of additional Product. Biodel may purchase, and Organon will deliver, the additional Product over a period of [**] (or over any longer period if agreed to by both parties).

Biodel agrees to purchase from Organon a minimum of [**]% of Biodel’s annual requirements (in those territories where Organon’s product can be used, taking into account the excluded countries) for Rec-Insulin API for the manufacture of Linjeta. If at any time Organon fails to supply Biodel [**]% of the amount required to meet the commercial demand for Linjeta, then Biodel may source the shortfall quantity elsewhere until Organon restores the supply back to [**]% requirements. This Amendment supersedes and replaces in their entirety previous amendments made to the Supply agreement. Unless amended by this Amendment, all terms and conditions of the Supply Agreement remain unchanged and in force and effect.

N.V. Organon	N.V. Organon
By: /s/ Frans Lichtenauer	By: /s/ Wim Schippers
Name: Frans Lichtenauer	Name: Wim Schippers
Title: Director Marketing & Sales API/BT	Title: Marketing Manager Chemical Products
Date: 21-7-2011	Date: 21-7-2011

Biodel	Biodel
By: /s/ Gerard J. Michel	By: /s/ Paul Bavier
Name: Gerard J. Michel	Name: Paul Bavier
Title: CFO	Title: Secretary
Date: 7/25/11	Date: 7/25/11

Exhibit A to Supply Agreement Amendment

(a) Fixed Quarterly Quantities. Subject to the other provisions of this Agreement unless otherwise agreed upon by the Parties, Organon shall sell and deliver to Biodel and its Affiliates, and Biodel and its Affiliates shall purchase from Organon, one hundred percent (100%) of the fixed quarterly quantities for the Product as provided in the table below.

Calendar Quarter	Fixed Quarterly Quantities [**]	Shelf Life Left

Q1 2011	0	N/A
Q2 2011	0	N/A
Q3 2011	0	N/A
Q4 2011	0	N/A
Total 2011	0	N/A
Q1 2012	0	N/A
Q2 2012	0	N/A
Q3 2012	0	N/A
Q4 2012	0	N/A
Total 2012	0	N/A
Q1 2013	0	N/A
Q2 2013	0	N/A
Q3 2013	0	N/A
Q4 2013	0	N/A
Total 2013	0	N/A
Q1 2014	0	N/A
Q2 2014	0	N/A
Q3 2014	[**]	[**]
Q4 2014	[**]	[**]
Total 2014	[**]
Q1 2015	[**]	[**]
Q2 2015	[**]	[**]
Q3 2015	[**]	[**]
Q4 2015	[**]	[**]
Total 2015	[**]
Q1 2016	[**]	[**]
Q2 2016	[**]	[**]
Q3 2016	[**]	[**]
Q4 2016	[**]	[**]
Total 2016	[**]
Q1 2017	[**]	[**]
Q2 2017	[**]	[**]
Q3 2017	[**]	[**]
Q4 2017	[**]	[**]
Total 2017	[**]
Q1 2018	[**]	[**]
Q2 2018	[**]	[**]
Total 2018	[**]-through 2nd Quarter